EXHIBIT 1.1
                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of December 31, 2001 ("Agreement"), by and between Angoeo, Inc., a Florida corporation (the "Buyer"), Dotcom Internet Ventures Ltd., a Delaware corporation (the "Seller") and William Tay ("Tay"). The Buyer, the Seller and Tay are collectively referred as the "Parties".

         WHEREAS, the Seller owns all of the issued and outstanding capital stock of Universal Equity Partners, Inc., a Delaware corporation (the "Company"); and

         WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the issued and outstanding capital stock of the Company in return for cash on the terms set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used, but not otherwise defined, herein have the meanings set forth below:

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys' fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state or local law.

         "BUYER(S)" has the meaning set forth in the preface above.

         "CLOSING" has the meaning set forth in Section 2(d) below.

         "CLOSING DATE" has the meaning set forth in Section 2(d) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" has the meaning set forth in the recitals above.

                                 EXHIBIT 1.1-1

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Company and its Subsidiaries and the Buyer and its Affiliates that is not already generally available to the public and shall include any and all information relating to the price and terms of this Agreement.

         "EXCHANGE ACT" means the Exchange Act of 1934, as amended.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4(d) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORITY" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court of the United States of America or any political subdivision thereof, or of any other country.

         "INDEBTEDNESS" of any Person means, in each case whether or not accrued on the books of the Person, (a) all indebtedness of the Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of the Person upon which interest charges are customarily paid or which are evidenced by notes, bonds, debentures, credit agreements or similar agreements or investments, (c) all obligations of the Person under conditional sale or other title retention agreements relating to property or assets purchased by the Person, (d) all obligations of the Person under capitalized leases, (e) all obligations of the Person in respect of acceptances, letters of credit or letters of guaranty issued or created for the account of the Person, and (f) all liabilities secured by any Security Interest on any property owned by the Person, whether or not the Person has assumed or otherwise become liable for the payment thereof.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d)(i) below.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d)(i) below.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTIES" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASE PRICE" has the meaning set forth in Section 2(b) below.

                                 EXHIBIT 1.1-2

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY INTEREST" means any adverse claim, mortgage, pledge, lien, encumbrance, option, restriction on transfer, easement, right of way, matter of survey, charge, or other security interest.

         "SELLER" has the meaning set forth in the preface above.

         "SHARES" means any share of the common stock, par value $0.001 per share, of the Company.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TAX" means any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX LIABILITY" has the meaning set forth in Section 4(h)(iii) above.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d)(i) above.

         2. PURCHASE AND SALE OF SHARES.

         (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell to the Buyer, all of the issued and outstanding shares (the "Shares") for the consideration specified below in this Section 2.

         (b) ESCROWED AMOUNT. The Buyer has deposited $25,000 (the "Escrow Amount") into escrow with the Buyer's counsel (the "Escrow Agent"). The Escrow Agent shall hold the Escrow Amount in trust for the benefit of the Buyer until the Closing, as defined. The Escrow Amount shall be distributed to the Seller at the Closing as the Purchase Price. If this Agreement is terminated, if the Seller fails to satisfy a condition precedent to the Buyer's obligation to close or if for any other reason the Closing does not occur (other than due to the Buyer's breach of any material provision of this Agreement), then the Escrow

                                 EXHIBIT 1.1-3

Agent shall immediately return the Escrow Amount to the Buyer. If this Agreement is terminated as the result of the Buyer's breach of a material provision of this Agreement, then the Escrow Amount may be released to the Seller in satisfaction of any claims that the Seller may have against the Buyer for the material breach.

         (c). PURCHASE PRICE. The Buyer shall pay to the Seller at the Closing $25,000, subject to adjustment as described in Section 2(f) below, by directing the Escrow Agent to deliver the Escrow Amount to the Seller.

         (d) THE CLOSING. The Closing of the transactions contemplated by this Agreement shall occur by facsimile and overnight delivery service on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date).

         (e) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer shall deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller shall deliver to the Buyer stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents and including a medallion guarantee, and (iv) the Buyer shall deliver to the Seller the consideration specified in Section 2(b) above.

         (f) ADJUSTMENT FOR OUTSTANDING INDEBTEDNESS. The Purchase Price shall be decreased by the amount of any outstanding Indebtedness and Liabilities of the Company existing as of the Closing Date.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself.

                  (i) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. Theo Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                  (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Seller is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel,

                                 EXHIBIT 1.1-4
or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

                  (iii) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (iv) SHARES. The Seller holds of record and owns beneficially all outstanding Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. The Shares were duly and validly issued and are fully-paid and non-assessable. Upon delivery of the Shares to the Buyer pursuant to this Agreement, the Buyer shall acquire valid title thereto, free and clear of any Security Interests.

         (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(b)).

                  (i) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                  (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (iii) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                                 EXHIBIT 1.1-5

                  (iv) I have acquired the Shares for my own account. You have advised me that the transfer of the Shares to me shall not be registered under the Securities Act and applicable state securities laws, and that in not registering the Shares you have relied upon my representations to you set forth in this Agreement. The Shares were acquired by me for my own account for investment and not with a view to, or for resale in connection with, the distribution thereof. I have no present intention of reselling or distributing them after any period of time. I do not have any contract, undertaking, agreement or arrangement with any person to sell or transfer to the persons or to any third person any of the Shares. My acquisition of the Shares for investment is consistent with my financial needs.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARIES. The Seller and Tay, each represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) shall:

         (a) SEC REPORTS. The Company has filed all reports, registration statements, definitive proxy statements and other documents and all amendments thereto and supplements thereof required to be filed by it with the Securities and Exchange Commission (the "SEC Reports"), all of which have complied in all respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. As of the respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of the subsequent filing), none of the Company's SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.


         (b) ORGANIZATION OF COMPANY; NO SUBSIDIARIES. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business. The Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in any entity. The Seller has delivered to the Buyer true, correct and complete copies of the Certificate of Incorporation and Bylaws of the Company, as amended through the date hereof.[Need]

         (c) CAPITALIZATION; NO RESTRICTIVE AGREEMENTS. The Company's authorized capital stock, as of the date of this Agreement, consists of 100,000,000 Shares, $0.001 par value per share, of which 5,000,000 Shares are issued and outstanding and 20,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued and outstanding. The Company has not reserved any Shares for issuance upon the exercise of options, warrants or any other securities that are exercisable or exchangeable for, or convertible into, capital stock. All of the issued and outstanding Shares are validly issued, fully paid and non-assessable and have been issued in compliance with applicable laws, including, without limitation, applicable federal and state securities laws. There are no

                                 EXHIBIT 1.1-6
outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities exercisable or exchangeable for, or convertible into, capital stock of the Company, nor is the Company committed to issue any the option, warrant, right or security. There are no agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its stockholders, or (ii) between or among the Seller and any third party. The Company is not a party to any agreement granting any stockholder of the Company the right to cause the Company to register shares of the capital stock of the Company held by the stockholder under the Securities Act.

         (d) FINANCIAL STATEMENTS. The Seller has provided to the Purchaser the audited balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the period ended April 13, 2001 (the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company. The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for liabilities expressly specified in the Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). The Company shall have no Liabilities as of the Closing.

         (e) ABSENCE OF CERTAIN CHANGES. Since September 30, 2001, there has not been any event or condition of any character which has adversely affected, or may be expected to adversely affect, the Company's business or prospects, including, but not limited to any adverse change in the financial condition, assets, liabilities (existing or contingent), prospects or business of the Company from that shown in the Financial Statements.

         (f) LEGAL PROCEEDINGS. Except as disclosed in the SEC Reports, as of the date of this Agreement, there is no investigation, inquiry or similar governmental proceeding and there is no legal, administrative, regulatory or similar action, suit, claim or proceeding which is pending or threatened against the Company which, if determined adversely to the Company, could have, individually or in the aggregate, a material adverse effect on the financial condition, assets, liabilities (existing or contingent), prospects or business of the Company or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

         (g) LEGAL COMPLIANCE. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. Neither the Company, nor any officer, director, employee, consultant or agent of the Company

                                 EXHIBIT 1.1-7
has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized the a promise or gift, of any money or anything of value, directly or indirectly, to any governmental official, customer or supplier for the purpose of influencing any official act or decision of the official, customer or supplier or inducing him, her or it to use his, her or its influence to affect any act or decision of a governmental authority or customer, under circumstances which could subject the Company or any officers, directors, employees or consultants of the Company to administrative or criminal penalties or sanctions.

         (h) TAX MATTERS.

                  (i) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All the Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and its Subsidiaries have been paid. None of the Company and its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) The Controlling Stockholder does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability with respect to any Taxes (a "Tax Liability") of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Seller or Tay has knowledge based upon personal contact with any agent of the authority. No tax returns of the Company have ever been audited or are currently the subject of an audit. The Seller has delivered to the Buyer correct and complete copies of all federal and state income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since inception.

                  (iv) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) None of the Company and its Subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that shall not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) is and has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has any

                                 EXHIBIT 1.1-8

Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.


         (i) DISCLOSURE. No representation or warranty by the Seller and Tay contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller and Tay pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit or shall omit to state any material fact necessary, in light of the circumstances under which it was or shall be made, in order to make the statements herein or therein not misleading.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         (a) GENERAL. Each of the Parties shall use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

         (b) NOTICES AND CONSENTS. The Seller shall cause the Company to give any notices to third parties, and shall cause the Company to use its best efforts to obtain any third party consents, that the Buyer may request. Each of the Parties shall (and the Seller shall cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities necessary in order to consummate the transactions contemplated hereby.

         (c) OPERATION OF BUSINESS. The Seller shall not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller shall not cause or permit any of the Company and its Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock except as otherwise expressly specified herein, (ii) issue, sell, or otherwise dispose of any of its capital stock, or grant any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, (iii) make any capital expenditures, loans, or incur any other obligations or liabilities, (iv) enter into any agreements involving expenditures individually, or in the aggregate, of more than $1,000 (other than agreements for professional services which shall be paid in full at or prior to the Closing) or (ii) otherwise engage in any practice, take any action, or enter into any transaction out of the ordinary course of business.

         (d) PRESERVATION OF BUSINESS. The Seller shall cause the Company to keep its business and properties substantially intact, including the filing of all reports required to be filed with the Securities and Exchange Commission in order to maintain the Company's status as a reporting company.

                                 EXHIBIT 1.1-9

         (e) FULL ACCESS. The Seller shall permit, and the Seller shall cause each of the Company and its Subsidiaries to permit, representatives of the Buyer to have full access at all reasonable times, to all premises, properties, personnel, accountants, customers, suppliers, third party lenders and other third parties whose consent is required in order to consummate the transactions contemplated hereby, books, records (including Tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries.

         (f) NOTICE OF DEVELOPMENTS. The Seller shall give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party shall give prompt written notice to the others of any material adverse development causing a breach of any of his own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the representations and warranties or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) EXCLUSIVITY. None of the Seller and Tay shall (and the Seller and Tay shall not cause or permit any of the Company and its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any assets (other than dispositions of inventory or other assets in the Ordinary Course of Business) (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Seller and Tay shall vote their Shares in favor of any the acquisition structured as a merger, consolidation, or share exchange. The Seller and Tay shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         6. POST-CLOSING COVENANTs. The Parties agree as follows with respect to the period following the Closing:

         (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take the further action (including the execution and delivery of the further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledge and agree that from and after the Closing the Buyer shall be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties shall cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide the testimony

                                 EXHIBIT 1.1-10
and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

         (c) TRANSITION. The Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licenser, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

         (d) FINANCIAL INFORMATION. The Seller shall cooperate with the Buyer and the Buyer' independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the period preceding the Closing Date by making available the Seller' records as they are maintained in the ordinary course of business and answering reasonable questions, the cost for which shall be borne by the Buyer.

         7. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Sections 3(a) and 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Seller ands Tay shall have performed and complied with all of their covenants hereunder in all material respects through the Closing and timely delivered to the National Association of Securities Dealers, Inc. the notice required by Rule 10b-17 under the Exchange Act;

                  (iii) the Company shall have procured all of the third party consents specified in Section 5(b) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Shares and to control the Company and its Subsidiaries, or (D) affect adversely the right of any of the Company and its Subsidiaries to own its assets and to operate its businesses (and no the injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in this Section 7(a) is satisfied in all respects;

                                 EXHIBIT 1.1-11

                  (vi) the Company shall have received all other authorizations, consents, and approvals of the Governmental Authorities referred to in Sections 3(a)(ii) and 3(b)(ii) above;

                  (vii) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company and the designees specified by the Buyer shall have been appointed as officers and directors of the Company and the Company shall have complied with Rule 14f-1 of the Exchange Act in connection with the change of directors;

                  (viii) there shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2001 which has had or is reasonably likely to cause a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of any of the Company;

                  (ix) the Buyer shall have completed its business, accounting and legal due diligence review of the Company and the results thereof shall be reasonably satisfactory to the Buyer;

                  (x) the Buyer shall have received the pay-off letters and releases relating to Indebtedness and Liabilities as it shall have requested and the pay-off letters shall be in form and substance satisfactory to them;

                  (xi) the Buyer shall have received UCC, judgment lien and tax lien searches with respect to the Company, the results of which indicate no liens on the assets of the Company;

                  (xii) the Company shall have delivered evidence reasonably satisfactory to Buyer of the Company's corporate organization and proceedings and its existence in each jurisdiction in which it is incorporated or qualified to do business, including evidence of the existence as of the Closing and the Company shall have delivered to the Buyer the Company's original minute book and corporate seal and all other original corporate documents;

                  (xiii) the Company shall have filed all of the reports required to be filed under the Exchange Act during the 12 months preceding the Closing (or the shorter period as the Company was required to file the reports) and the Company shall have otherwise met all of the requirements of Rule 144(c) of the Securities Act; and

                  (xiv) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a written instrument so stating at or prior to the Closing.

                                 EXHIBIT 1.1-12

         (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no the injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                  (v) the Company shall have received all authorizations, consents, and approvals of the Governmental Authorities referred to in Sections 3(a)(ii) andss.3(b)(ii) above;

                  (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to the Seller;

The Seller may waive any condition specified in this Section 7(b) if it executes a written instrument so stating at or prior to the Closing.

         8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All of the representations and warranties of the Parties, other than the representations and warranties contained in Sections 3 (a)(i), (ii) and
(iv), 4 (c) and 4 (h) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter. The representations and warranties of the Seller contained in Sections 3(a)(i), (ii) and (iv), 4(c) and 4(h) shall survive the Closing (even if the Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                                 EXHIBIT 1.1-13

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                  (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) below within the survival period, then the Seller and Tay shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) The Seller and Tay shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Company and its Subsidiaries (whether or not accrued or otherwise disclosed) (x) for any Taxes of the Company and its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(b)) to the portion of the period beginning before and ending on the Closing Date) and (y) for the unpaid Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (iii) The Seller and Tay shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by (A) any Liabilities arising out of the ownership of the capital stock of, or the use or operation of the business of, the Company or any of its Subsidiaries prior to the Closing and (B) any other business or operations (other than of the Company and its Subsidiaries) owned in whole or in part by any of the Seller.

                  (iv) The Seller and Tay shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Indebtedness of the Company or any Subsidiary existing as of the Closing Date.

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer have breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(h) below within the survival period, then the Buyer shall indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                                 EXHIBIT 1.1-14

         (d) MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

                                 EXHIBIT 1.1-15

         (e) OTHER INDEMNIFICATION PROVISIONS. The Seller and Tay hereby agree that it or he shall not make any claim for indemnification against any of the Company and its Subsidiaries by reason of the fact that it or he was a director, officer, employee, or agent of any the entity or was serving at the request of any the entity as a partner, trustee, director, officer, employee, or agent of another entity (whether the claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether the claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller or Tay (whether the action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

         (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Buyer shall permit the Seller to review and comment on each the Tax Return described in the preceding sentence prior to filing.

         (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Seller to review and comment on each the Tax Return described in the preceding sentence prior to filing. The Seller shall pay to the Buyer within 15 days after the date on which Taxes are paid with respect to the periods an amount equal to the portion of the Taxes which relates to the portion of the Taxable period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of the Tax which relates to the portion of the Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of the Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                                 EXHIBIT 1.1-16

         (c) COOPERATION ON TAX MATTERS.

                  (i) The Buyer, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. The cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any the audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any the books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of the books and records.

                  (ii) The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) without the imposition of a countervailing Tax or loss of Tax attributes on or by the Party to whom the request is directed.

         (d) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

         (e) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other the Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all the transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer shall, and shall cause its affiliates to, join in the execution of any the Tax Returns and other documentation.

         10. TERMINATION.

         (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer, the Seller and Tay may terminate this Agreement by mutual written consent at any time prior to the Closing;

                                 EXHIBIT 1.1-17

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller on or before the 20th day following the date of this Agreement if the Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Company and its Subsidiaries;

                  (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 20, 2002 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer themselves breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 20, 2002, by reason of the failure of any condition precedent under
Section 7(b) hereof (unless the failure results primarily from any of the Seller themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) EFFECT OF TERMINATION.

                  (i) If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

                  (ii) If the Buyer terminates this Agreement either (i) as the result of any of the Seller's, the Company's or any Subsidiary's failure to comply with Section 5(g) hereof or (ii) pursuant to Section 10(a)(iii)(A), the Company shall reimburse the Buyer's fees and expenses incurred in connection with the negotiation of this Agreement and all related agreements and documents and the transactions contemplated by this Agreement and the related documents, including attorneys fees, and any due diligence work performed by the Buyer whether incurred prior to or after the date of this Agreement.

         11. MISCELLANEOUS.

         (a) RELEASE. The Seller and Tay hereby acknowledge that the Releases (as defined below) are expressly relying on this release provision in consummating the transactions contemplated by this Agreement, and would not consummate the transactions but for this release provision.

         The Seller and Tay hereby acknowledges, confirms and agrees that the Seller (i) is the exclusive owner of the Shares being sold by the Seller to the

                                 EXHIBIT 1.1-18

Buyer hereunder, (ii) does not have any equity interest in the Company other than the Shares being sold to the Buyer hereunder, and (iii) does not have any rights to any additional shares of the capital stock or any other securities of the Company, including any options, warrants, conversion privileges, preemptive rights or other rights or agreements.

         The Seller, on behalf of the Seller's respective Affiliates (if any), hereby releases and forever discharges the Buyer, the Company and their respective Affiliates, officers, directors, employees and agents (collectively, the "Releasees") from any and all claims, demands, judgments, proceedings, causes of action, orders, obligations, contracts, agreements, liens, accounts, costs and expenses (including attorney's fees and court costs), debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, both at law (including federal and state securities laws) and in equity, which the Seller or any of the Seller's respective Affiliates now have, have ever had or may hereafter have against the Releasees arising contemporaneously with or prior to the date of this Agreement or on account of or arising out of any matter, cause, event or omission occurring contemporaneously with or prior to the date of this Agreement, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to the Company's articles of organization, resolution, contract or otherwise and whether or not relating to claims pending on, or asserted after, the date of this Release; provided, however, that nothing contained herein shall operate to release any obligations of the Buyer to the Seller arising exclusively as a result of this Agreement.

         The Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

         Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Seller shall indemnify and hold harmless each Releasee from and against all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, security interests, taxes, liens, losses, lost value, expenses and fees arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Seller or the Seller's Affiliates of any claim or other matter purported to be released pursuant to this provision and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Seller, or any of the Seller's Affiliates against any third party of any claims or other matters purported to be released pursuant to this provision.

         (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its best efforts to advise the other Parties prior to making the disclosure).

                                 EXHIBIT 1.1-19

         (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any other designee, and (ii) designate one or more of its Affiliates or any other designee to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of their obligations hereunder).

         (f) COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile execution of this Agreement shall be legal, valid and binding for all purposes.

         (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by Federal Express or other overnight delivery service by next business day delivery, and addressed to the intended recipient as set forth below:

         If to the Seller and Tay:
         -------------------------

         Dotcom Internet Ventures, Ltd.
         1422 Chestnut Street
         Suite 410
         Philadelphia, Pa. 19102

         If to the Buyer:
         ----------------

         Angoeo, Inc.
         1666 NE 194th Street
         North Miami Beach, FL 33179

                                 EXHIBIT 1.1-20

         The Escrow Agent:
         -----------------

         Michael D. Harris, Esq.
         1645 Palm Beach Lakes Blvd.
         Suite 550
         West Palm Beach, FL 33401

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

         (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent the occurrence.

         (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) EXPENSES. Each of the Parties shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that the Seller and Tay agree that the Company has not borne or shall bear any of the costs and expenses (including any legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.


                                 EXHIBIT 1.1-21

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                          Angoeo, Inc., a Florida corporation

                          By: /s/ George Weiner
                              -----------------
                                  President


                          Dotcom Internet Ventures Ltd., a Delaware corporation


                          By: /s/ William Tay
                              -----------------
                                  President

                          /s/ William Tay
                          ---------------------
                              William Tay


                                 EXHIBIT 1.1-22

                          [Escrow Agent Signature Page]

         IN WITNESS WHEREOF, the undersigned Escrow Agent has executed this Agreement as of the date first above written in order to evidence its assent to
Section 2(b) of this Agreement only. The Escrow Agent shall not be bound by any of the other provisions of this Agreement.


                                                     MICHAEL HARRIS, P.A.
                                                     As Escrow Agent


                                                     By: /s/ Michael D. Harris
                                                         ---------------------
                                                          Michael D. Harris

                                 EXHIBIT 1.1-23